Exhibit 99.1

First Quarter 2008

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning, everyone, and thank you for joining us today as we discuss Mueller Water Products’ results for the 2008 first quarter. We issued our press release reporting earnings for the period ended December 31, 2007 yesterday afternoon, and a copy of it is available on our Web site. Slides related to this morning’s call are also available on the Web site to help illustrate the quarter’s results.

Mueller Water Products currently has 115.4 million diluted shares outstanding as of December 31, 2007, which is comprised of 85.8 million Series B shares and 29.6 million Series A shares.

With us on the call this morning are Greg Hyland, our chairman, president and CEO and Mike Vollkommer, our CFO.

In our press release and on this call, we reference certain non-GAAP financial measures, which are derived from GAAP financial measures. These non-GAAP measures are provided so that investors have the same financial data that management uses. We believe this will assist the investment community in assessing the Company’s underlying performance for the periods being reported. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our earnings release.

This morning, we will refer to adjusted income from operations, adjusted net income, adjusted EPS and adjusted EBITDA, all of which exclude the previously announced Burlington restructuring charges in fiscal 2008. These numbers are provided in the press release.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks containing words such as “expect,” “believe,” “anticipate” and “project” constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2007 for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the investor relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie, and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the first quarter of fiscal 2008. I’ll begin today with a brief overview of the quarter. Mike Vollkommer will then follow with a detailed financial report, after which I’ll update you on our strategy, key drivers influencing our business and our outlook for the rest of the fiscal year. We will then open it up for your questions.

In general, our first-quarter results were as we expected. Net sales were essentially flat. Our margins were principally impacted by both under-absorbed overhead costs associated with our inventory reduction plan and higher raw material costs. Free cash flow increased significantly year-over-year, and the closure of U.S. Pipe’s manufacturing facility in Burlington, N.J., which we announced last quarter, remains on track.

Net sales for the 2008 first quarter totaled $412.3 million, adjusted income from operations was $32.6 million and adjusted net income was $7.9 million, or $0.07 per diluted share. The adjusted operating income margin was 7.9% and adjusted EBITDA margin was 13.6%.

As I mentioned, net sales for the 2008 first quarter were essentially flat compared to 2007. Volume declines were offset by pricing improvements at both Mueller Co. and Anvil, the favorable impact of Canadian currency exchange rates and our acquisition of Fast Fabricators in January 2007.

We mentioned during last-quarter’s call that we would see the final impact of the Mueller Co. inventory reduction plan. In order to achieve the targeted reduction, production levels were taken down during the third and fourth quarters of 2007. Approximately $5 million of under-absorbed overhead costs associated with this plan flowed through our 2008 first quarter income statement. This reduced EPS by approximately $0.03 and consolidated operating income and EBITDA margins by about 120 basis points.

During last quarter’s call we also mentioned that rising raw material costs in Mueller Co. and U.S. Pipe would negatively impact margins this quarter. Price increases covered the higher raw material costs at Mueller Co., but did not cover higher raw material costs at U.S. Pipe. The year-over-year impact of higher raw material costs, net of price increases, of $8.4 million in our water infrastructure businesses, was approximately $0.04 of EPS and about 200 basis points of consolidated operating income and EBITDA margin impact.

We continue to focus on free cash flow. We generated $46.2 million during the 2008 first quarter and ended the quarter with approximately $137 million in cash on the balance sheet.

I’ll now turn the call over to Mike Vollkommer who will discuss our financial results for the first quarter in more detail.

Mike Vollkommer – Financial Summary

Thanks, Greg. I’ll start by reviewing the consolidated income statement and then discuss segment performance.

Consolidated net sales were $412.3 million in the 2008 first quarter, compared to $411.9 million in 2007. Sales increased slightly year-over-year due to higher sales pricing in the Mueller Co. and Anvil segments, a favorable impact of Canadian currency exchange rates and the added net sales from Fast Fabricators, which was acquired in January 2007. Volume declined, principally from a continued downturn in residential construction-related demand. While we believe volume related to repair and replace work in the municipal sector increased year-over-year, it did not offset the ongoing weakness in residential construction.

Gross profit was $94.4 million in the 2008 first quarter, a decrease of $13.3 million, compared to $107.7 million in 2007. Gross margin decreased to 22.9% from 26.1% in the prior year period. These declines were primarily due to increased raw material costs and under-absorbed overhead resulting from lower production volumes in previous quarters. These factors were partially mitigated by cost savings.

Selling, general, and administrative expenses were $61.8 million in the 2008 first quarter, compared with $58.7 million in 2007. The increase was primarily due to higher employee-related costs and professional fees associated with operating the Company on a stand-alone basis, post-spin.

The first quarter 2008 results also included restructuring charges of $16.2 million related to closing manufacturing operations at the U.S. Pipe segment’s ductile iron pipe facility in Burlington, N.J. These charges consist of $14.8 million of asset impairment and $1.4 million of employee-related expenses. Last November, we announced this plan, which includes the elimination of approximately 180 jobs. As previously announced, we expect the total restructuring charges associated with this action to amount to approximately $19 million, consisting of $15 million of asset impairments and $4 million of employee-related and other cash expenses. The remaining restructuring charges are expected to be recorded over the balance of fiscal 2008. Once completed, we expect to realize annualized savings of $15 to $17 million as a result of this action. Excluding the restructuring charges, we expect to realize approximately $9 million of net savings in fiscal 2008.

Consolidated income from operations of $16.4 million in the 2008 first quarter includes the restructuring charges. Adjusted income from operations amounted to $32.6 million, which compares with $49.0 million in the 2007 first quarter.

First quarter 2008 adjusted operating income margin and adjusted EBITDA margin of 7.9% and 13.6% compare with 2007 first-quarter margins of 11.9% and 17.8%, respectively. As Greg and I mentioned, the margin declines were principally from the impact of higher raw material costs and under-absorbed overhead.

Interest expense, net of interest income, was $19.2 million in the 2008 first quarter compared to $20.4 million in the 2007 first quarter. Lower net interest expense reflects the benefits of the May 2007 debt refinancing.

Our effective tax rate was 41.5% in the 2008 first quarter, compared with 40.5% in the 2007 first quarter.

And diluted earnings per share was $0.07, on an adjusted basis excluding the restructuring charges, and was a loss of $0.01 on a GAAP basis. This compares with diluted earnings per share of $0.15 in the 2007 first quarter.

I’ll now move on to the segment performance.

Net sales for the Mueller Co. segment were $161.6 million in the 2008 first quarter, compared to $162.1 million in the prior year quarter. Volume declines of $7.6 million were partially offset by sales price increases totaling $7.1 million. Brass service products declined sharply as the sale of these products is directly impacted by residential construction. Unit volume shipments for iron gate valves and hydrants were essentially flat.

Income from operations of $24.8 million and EBITDA of $37.4 million in the 2008 first quarter compares to income from operations of $35.7 million and EBITDA of $48.4 million in the 2007 first quarter. Volume declines reduced profits by approximately $3.0 million. Higher sales pricing of $7.1 million more than offset a $5.6 million increase in the cost of raw materials and purchased components. Under-absorbed overhead costs of approximately $9.0 million during the 2008 first quarter resulted from reduced production levels. Approximately $5 million of the under-absorbed overhead costs was caused by the inventory reduction plan.

Net sales in the U. S. Pipe segment of $110.7 million in the 2008 first quarter decreased from $116.4 million in the prior year quarter. Lower ductile iron pipe shipments were partially offset by the added net sales from the Fast Fabricators acquisition.

Loss from operations of $15.3 million in the 2008 first quarter includes the restructuring charges of $16.2 million. Excluding these charges, adjusted income from operations was $0.9 million and adjusted EBITDA was $6.8 million. These results compare to income from operations of $7.2 million and EBITDA of $12.7 million in the 2007 first quarter. The 2008 first quarter results were negatively impacted by $9.9 million of higher raw material costs, lower shipment volumes of ductile iron pipe and a less favorable product mix.

Net sales in the Anvil segment were $140.0 million in the 2008 first quarter, compared to $133.4 million in the prior year quarter. This increase was driven primarily by the favorable impact of Canadian currency exchange rates and higher sales pricing.

Income from operations of $15.9 million and EBITDA of $20.9 million in the 2008 first quarter increased from $13.0 million and $18.9 million, respectively, in the 2007 first quarter. The improvement in profitability was primarily due to higher pricing and favorable Canadian exchange rates.

As Greg mentioned, we continue to focus on increasing cash flow. We entered the first quarter with a $98.9 million cash balance. During the quarter cash provided by operating activities amounted to $55.9 million. We invested $16.8 million in capital expenditures, applied $1.4 million to a scheduled debt repayment, and paid $2.0 million in dividends. We ended the quarter with a cash balance of $136.9 million.

Free cash flow amounted to $46.2 million in the 2008 first quarter, compared with $3.9 million in the 2007 first quarter.

With that, I’ll turn it back over to Greg.

Greg Hyland –Final Remarks

Thanks, Mike.

As we look to the next three quarters of 2008, we are planning on a continued downturn in new residential construction; we expect to see continued growth in public spending on water infrastructure, and a steady commercial construction market. And, based on what we have seen in the market for raw material prices during the last quarter, we expect rising raw material costs to be an even bigger challenge for all of our segments going forward than we had originally expected. Our near-term focus remains on reducing costs, maintaining flexibility to take advantage of growth opportunities, and increasing our cash generation.

As we discussed on our last call, we estimated during our last fiscal year that our shipments to end markets have shifted roughly to 35% residential construction, 35% public water infrastructure spending, and 30% commercial construction.

Residential construction is a key driver for our Mueller Co. and U.S. Pipe segments. The downturn in the residential construction market continues, with annualized housing starts down 38% in December 2007 over December 2006. Annualized housing starts are down 15% since September 2007, and some experts project housing starts to continue to decline as the industry works through near-record inventory levels for existing and new homes.

We believe that we will continue to see an increase in public spending to improve water infrastructure. On our last conference call, we referenced the annual survey sponsored by the American Water Works Association, which concluded that public spending on replacing/upgrading water infrastructure will grow 17% in 2008, compared to an 11% increase in 2007. Our first-quarter results reinforce our belief that we will see overall growth in public spending throughout fiscal 2008. In the first quarter, U.S. Pipe quotations for public works increased 16% in tons over the previous year. In our Mueller Co. segment, orders booked during the quarter for valves and hydrants in both our Northeast and Central regions increased year-over-year. We believe demand in these regions is more heavily influenced by public spending. On the other hand, order intake declined significantly in the West where the housing downturn has had the biggest impact.

Commercial construction spending is a driver for our Anvil business, and our outlook for this segment remains stable. We are anticipating modest top line growth for Anvil in 2008.

Clearly, higher raw material costs impacted our margins in the first quarter. We expect raw material costs to continue to be volatile and increase in the foreseeable future.

For example, during fiscal 2007, the cost of scrap iron for ductile iron pipe ranged from a low of $206 per ton to a high of $313 per ton and is currently back over $300 per ton. In the first quarter, raw material scrap costs for U.S. Pipe increased 26% year-over-year, and in fact, the purchase price we paid for scrap in January increased another 24% over December. While prices for brass ingot, which we use in our valves, hydrants and brass service products, dipped in the first half of fiscal 2007, they have been steadily increasing ever since. In addition, in some cases we have seen even greater price increases for other raw materials we purchase such as coke and alloys. Looking ahead, we expect the price of raw materials and purchased parts to continue to fluctuate but to be higher than a year ago.

During fiscal 2007, we were able to more than offset rising raw material costs in each of our segments with price increases.

As we mentioned on our last call, our intention is to increase prices in 2008 to at least cover rising raw material costs. In early January, we announced a 15% price increase for our ductile iron pipe products, effective January 25. We also implemented a 5% price increase at Mueller Co. for our valve and hydrant product lines, effective February 1. We will not see the benefit of these price increases until the second half of the year. However, we realize that in a market with reduced demand, it could be more challenging, particularly with some products, to realize the full effect of these price increases. That said, we believe that these announced increases are reasonable and supportable in the market.

On January 26, we produced our last ductile iron pipe in the Burlington facility. The closure of the manufacturing operations is on schedule, and we expect savings on an annualized basis to be about $15—$17 million. During the second half of fiscal 2008, we expect to realize a savings of $9 million, net of the $3 million incremental cash operating expenses.

We will continue to evaluate our manufacturing footprint throughout our segments and maintain production levels consistent with market demand. Each business unit has identified specific initiatives that will be implemented throughout the year to improve productivity and reduce costs.

Construction of U.S. Pipe’s mini mill remains on schedule, and we anticipate the facility to begin operations by the end of this calendar year.

In the second quarter, we expect to see moderately higher net sales as compared to first quarter 2008 due to the seasonal nature of our business. As a reminder, we do not expect to realize any benefits in the second quarter from our recently announced price increases. Therefore, we expect that higher raw material costs will have an even more pronounced effect in the second quarter than they did in the first quarter.

As we have also mentioned, the negative impact of under-absorbed overhead due to the inventory reduction plan is essentially behind us. We believe that slightly higher volumes and improved overhead absorption will help to mitigate higher raw material costs. So, we expect to realize slightly improved margins in the second quarter versus first quarter.

For the second half, we believe revenues will be comparable to the second half of fiscal 2007, reflecting the ongoing downturn in the residential construction market, partially offset by increased public spending for water infrastructure and modest growth in commercial construction spending. We do believe that we will see a more magnified margin and EPS spread across the quarters throughout the year.

In the second half of fiscal 2008, we expect higher operating margins at Mueller Co. than those experienced in the second half of fiscal 2007, as we see the benefits of costs savings and as we will not have the under-absorbed overhead costs associated with the inventory reduction program in the fourth quarter.

During our last conference call, we stated our expectation that U.S. Pipe would achieve higher operating income margins in the second half of 2008 than those in the second half of 2007. Given the recent trends with higher costs for scrap iron and other key materials, our ability to achieve these higher margins is dependent on realizing price increases to offset these higher costs even with the expected savings from the Burlington closure. And, as we just said, implementing price increases could be more challenging in this market so we could, in fact, see slightly lower margins.

For Anvil, we expect to see modest top-line growth for the second half of 2008. We also expect to source more of our products off shore, in line with the market. These sourced products typically have lower gross margins, but we will see some benefits in 2008 from our synergy actions implemented in 2007 as well as other cost saving initiatives. We would expect to see a slight improvement in margins at our Anvil business in the second half of the year.

A primary objective for fiscal 2008 is increasing cash flow. As Mike explained earlier, our first quarter 2008 free cash flow was $46.2 million. We will continue to manage inventory levels and match production with market demand. We will also continue to focus on managing working capital, with a significant component of our management incentive programs being based on improving working capital.

Other key variables for 2008 are: corporate spending of approximately $38 million. Our tax rate is expected to be between 41% and 42%. We estimate 2008 net interest expense to be within the range of $75 to $77 million, as we realize the full year benefits of our debt refinancing in May 2007 and the effect of lower interest rates, and we expect capital expenditures to be about $80 million, within the range of $75 to $85 million.

With our cash on hand and the free cash flow we expect to generate in 2008, we have considered:

•	Reinvesting in the business

•	Paying dividends

•	Repaying debt

•	Repurchasing stock and...

•	Making strategic acquisitions.

We expect to reinvest approximately $80 million in the business this year, including completing our automated ductile iron pipe facility. We will continue to invest in programs that provide a meaningful return.

With regard to the repayment of debt and repurchase of stock, given the current volatility of today’s economy, we think that we should, at this time, maintain the flexibility our current liquidity affords us.

We were able to successfully refinance our debt in May 2007 before credit tightened and corporate interest costs increased. It’s important to note that we were able to obtain financing at rates and with terms that are significantly more favorable than those available in today’s market.

We have also carefully examined the benefits of implementing a share repurchase plan. Because we are confident of our strategy and our ability to execute it, we believe our current stock price represents a compelling value. However, the decision to implement a stock repurchase plan is being balanced with the decision to maintain liquidity and our other alternatives for use of cash.

With regard to acquisitions, we will continue to examine possible candidates and are focused on getting the right businesses at the right price.

We are pleased to announce that we have added Dr. Lydia Thomas to our board as another independent director. Her extensive experience in the public sector will be invaluable as we grow our business.

This is clearly one of the most challenging business environments in recent history. Given our track record for managing costs and demonstrating flexibility to market conditions, we are confident of our ability to manage through it. In fact, actions taken today, which are helping us manage through the current situation, will make us even more competitive, especially as we expect to continue to see an increase in public spending to repair and replace water infrastructure.

We will now open up the call to questions.